EXHIBIT 99.1

News Release For Immediate Release http://www.ball.com	Investor Contact: Ann T. Scott (303) 460-3537, ascott@ball.com Media Contact: Renee Robinson (303) 460-2476, rarobins@ball.com

Ball Reports Strong 2014 Results

Highlights
●	Full-year 2014 comparable earnings per diluted share were $3.88 vs. $3.28 in 2013; an increase of 18 percent
●	Fourth quarter comparable earnings per diluted share were 84 cents vs. 86 cents in 2013
●	Solid manufacturing performance and a lower tax rate nearly offset flat demand for global metal packaging and unfavorable earnings translation in the fourth quarter
●	Strong free cash flow exceeded $620 million in 2014

BROOMFIELD, Colo., Feb. 5, 2015 — Ball Corporation (NYSE:BLL) today reported full-year 2014 net earnings attributable to the corporation of $470.0 million (including after tax charges of $82.8 million, or 58 cents per diluted share for business consolidation costs, debt refinancing costs and other activities), or $3.30 per diluted share, on sales of $8.6 billion, compared to $406.8 million, or $2.73 per diluted share, on sales of $8.5 billion in 2013. Ball’s full-year 2014 results were comparable net earnings of $552.8 million, or $3.88 per diluted share, compared to $489.6 million, or $3.28 per diluted share, in 2013.
“2014 was a record year for the company in terms of comparable earnings per share and free cash flow. Our global beverage can business performed very well in the year, and our aerospace business also achieved record results through solid program execution and the benefit of several launches,” said John A. Hayes, chairman, president and chief executive officer. “We continue to actively manage our asset base and work with our aerospace and packaging customers to meet their future needs.”
Fourth quarter 2014 net earnings attributable to Ball Corporation were $76.0 million, or 54 cents per diluted share, on sales of $2.0 billion, compared to $124.5 million, or 85 cents per diluted share, on sales of $2.0 billion, in the fourth quarter of 2013. On a comparable basis, Ball’s fourth quarter results were net earnings of $118.0 million, or 84 cents per diluted share, compared to $126.8 million, or 86 cents per diluted share in the fourth quarter of 2013.
Details of comparable segment earnings for the full year and the fourth quarter can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.
Metal Beverage Packaging, Americas & Asia
                Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $534.8 million on sales of $4.2 billion for full-year 2014, compared to $512.4 million on sales of $4.2 billion in

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

2013. For the fourth quarter, comparable earnings were $134.0 million on sales of $1.0 billion, compared to $147.3 million on sales of $1.0 billion in 2013.
Comparable segment results for the full-year were up versus 2013 due to continued strong demand for specialty packaging in the Americas and exceptional operating performance in North America. During the fourth quarter, specialty project start-up costs, the timing of certain contractual payments in Brazil and lower than expected demand in China led to weaker year-over-year quarterly results. Late in the first quarter of 2015, the company will introduce its second-generation aluminum bottle shaping technology in North America.
Metal Beverage Packaging, Europe
Metal beverage packaging, Europe, comparable segment results in 2014 were operating earnings of $222.9 million on sales of $1.9 billion, compared to $182.6 million on sales of $1.8 billion in 2013. For the fourth quarter, comparable operating earnings in 2014 were $29.9 million on sales of $398.5 million, compared to $39.4 million on sales of $427.8 million in the fourth quarter of 2013.
Full-year operating earnings were affected favorably by improved cost management and growth of specialty cans across Europe. Comparable segment earnings were lower in the fourth quarter due to higher year-over-year aluminum premiums, unfavorable currency translation and low single-digit volume declines due to lower exports outside of Europe. A third production line at our existing Oss, Netherlands, facility is scheduled to begin manufacturing specialty cans in the second quarter of 2015.
Metal Food & Household Products Packaging
Metal food and household products packaging comparable segment results for 2014 were operating earnings of $154.2 million on sales of $1.5 billion, compared to $177.4 million in 2013 on sales of $1.6 billion. For the fourth quarter of 2014, comparable segment results were operating earnings of $35.1 million on sales of $345.0 million, compared to $36.8 million on sales of $345.2 million in the same period of 2013.
Full-year 2014 results were lower due to mid-single-digit volume declines for steel food cans and previously reported service center manufacturing inefficiencies in the U.S., offset by continued strong performance in global aerosol packaging. In an effort to match can supply with future customer requirements across the segment, the company ceased operations at its Danville, Ill., steel aerosol manufacturing plant, and reduced steel food can production and the workforce at its Oakdale, Calif., facility during the quarter. The company continues to initiate investments in Europe, India and North America to meet continued strong demand for aerosol containers and other value-added products.
Aerospace and Technologies
Aerospace and technologies comparable segment results were operating earnings of $93.6 million on sales of $934.8 million in 2014, compared to $80.1 million on sales of $897.1 million in 2013. For the fourth quarter, earnings were $23.5 million on sales of $251.3 million, compared to $25.1 million on sales of $222.1 million in the fourth quarter of 2013. Contracted backlog at the close of the year was $765 million.
Full-year comparable operating earnings were up significantly due to exceptional program performance across the business and key product deliveries and launches during 2014. Fourth quarter performance was roughly

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

in line with 2013 as the segment continues to position itself for nontraditional growth projects to leverage its existing capabilities ahead of the award of additional U.S. government contracts out for bid.
Outlook
“We achieved record free cash flow in excess of $620 million in 2014 and anticipate full-year 2015 free cash flow to be in roughly the same range,” said Scott C. Morrison, senior vice president and chief financial officer.
“Given the strength of our 2014 financial performance, we’ve created a challenging earnings comparison for 2015, especially in the first half when we are ramping up multiple global capital projects and awaiting the award of additional aerospace contracts,” Hayes said. “We expect the second half to be stronger than the first half and it is unlikely we will attain our long-term 10-15 percent earnings per diluted share growth goal in 2015. We will continue to generate a significant amount of free cash flow, execute our capital allocation strategy to foster future EVA dollar growth and return value for our shareholders in 2015 and beyond.”
About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 14,500 people worldwide and reported 2014 sales of $8.6 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
Conference Call Details
Ball Corporation (NYSE: BLL) will hold its fourth quarter 2014 earnings call today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is 800-736-4594. International callers should dial 212-231-2900. Please use the following URL for a webcast of the live call:

http://edge.media-server.com/m/p/urpg23v7/lan/en

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain Time on Feb. 5, 2015, until 11 a.m. Mountain Time on Feb. 12, 2015. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21757793. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company’s defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; interest rates affecting our debt.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Condensed Financial Statements (Fourth Quarter 2014)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2014	2013	2014	2013

Net sales	$2,032.4	$1,996.8	$8,570.0	$8,468.1

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,636.9)	(1,586.1)	(6,903.5)	(6,875.4)
Depreciation and amortization	(71.2)	(76.3)	(280.9)	(299.9)
Selling, general and administrative	(124.3)	(107.4)	(466.5)	(418.6)
Business consolidation and other activities	(62.7)	10.3	(80.5)	(78.8)
	(1,895.1)	(1,759.5)	(7,731.4)	(7,672.7)

Earnings before interest and taxes	137.3	237.3	838.6	795.4

Interest expense	(39.0)	(45.8)	(159.9)	(183.8)
Debt refinancing costs	–	–	(33.1)	(28.0)
Total interest expense	(39.0)	(45.8)	(193.0)	(211.8)
Earnings before taxes	98.3	191.5	645.6	583.6
Tax provision	(10.3)	(56.6)	(149.9)	(149.6)
Equity in results of affiliates, net of tax	0.4	(0.3)	2.3	0.6

Net earnings from continuing operations	88.4	134.6	498.0	434.6

Discontinued operations, net of tax	–	–	–	0.4

Net earnings	88.4	134.6	498.0	435.0

Less net earnings attributable to noncontrolling interests	(12.4)	(10.1)	(28.0)	(28.2)

Net earnings attributable to Ball Corporation	$76.0	$124.5	$470.0	$406.8

Earnings per share:
Basic–continuing operations	$0.56	$0.87	$3.39	$2.79
Basic–discontinued operations	–	–	–	–
Total basic earnings per share	$0.56	$0.87	$3.39	$2.79

Diluted–continuing operations	$0.54	$0.85	$3.30	$2.73
Diluted–discontinued operations	–	–	–	–
Total diluted earnings per share	$0.54	$0.85	$3.30	$2.73

Weighted average shares outstanding (000s):
Basic	136,653	143,072	138,508	145,943
Diluted	140,746	146,635	142,430	149,223

Condensed Financial Statements (Fourth Quarter 2014)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
($ in millions)	December 31,
	2014	2013
Cash Flows from Operating Activities:
Net earnings	$498.0	$435.0
Discontinued operations, net of tax	–	(0.4)
Depreciation and amortization	280.9	299.9
Business consolidation and other activities	80.5	78.8
Deferred tax provision	8.9	(1.6)
Other, net	(26.7)	(34.1)
Changes in working capital	170.9	63.7
Cash provided by (used in) continuing operating activities	1,012.5	841.3
Cash provided by (used in) discontinued operating activities	–	(2.3)
Total cash provided by (used in) operating activities	1,012.5	839.0

Cash Flows from Investing Activities:
Capital expenditures	(390.8)	(378.3)
Business acquisitions, net of cash acquired	–	(14.2)
Other, net	(0.6)	13.4
Cash provided by (used in) investing activities	(391.4)	(379.1)

Cash Flows from Financing Activities:
Changes in borrowings, net	(417.7)	290.6
Purchases of common stock, net of issuances	(360.1)	(398.8)
Dividends	(72.7)	(75.2)
Other, net	5.2	(20.6)
Cash provided by (used in) financing activities	(845.3)	(204.0)
Effect of currency exchange rate changes on cash	(0.4)	(14.0)
Change in cash	(224.6)	241.9
Cash–beginning of period	416.0	174.1
Cash–end of period	$191.4	$416.0

Condensed Financial Statements (Fourth Quarter 2014)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2014	2013

Assets
Current assets
Cash and cash equivalents	$191.4	$416.0
Receivables, net	957.1	859.4
Inventories, net	1,016.7	1,028.3
Deferred taxes and other current assets	148.3	167.2
Total current assets	2,313.5	2,470.9
Property, plant and equipment, net	2,430.7	2,372.3
Goodwill	2,254.5	2,399.7
Other assets, net	572.3	577.5
Total assets	$7,571.0	$7,820.4

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$175.1	$422.6
Payables and other accrued liabilities	1,831.7	1,504.8
Total current liabilities	2,006.8	1,927.4
Long-term debt	2,993.8	3,182.5
Other long-term liabilities	1,330.8	1,294.5
Shareholders’ equity	1,239.6	1,416.0
Total liabilities and shareholders’ equity	$7,571.0	$7,820.4

Notes to the Condensed Financial Statements (Fourth Quarter 2014)

1. Business Segment Information

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2014	2013	2014	2013

Net sales–

Metal beverage packaging, Americas & Asia	$1,039.5	$1,002.7	$4,246.8	$4,193.4
Metal beverage packaging, Europe	398.5	427.8	1,896.3	1,828.3
Metal food & household products packaging	345.0	345.2	1,504.4	1,558.6
Aerospace & technologies	251.3	222.1	934.8	897.1
Corporate and intercompany eliminations	(1.9)	(1.0)	(12.3)	(9.3)
Net sales	$2,032.4	$1,996.8	$8,570.0	$8,468.1

Earnings before interest and taxes–

Metal beverage packaging, Americas & Asia	$134.0	$147.3	$534.8	$512.4
Business consolidation and other activities	(9.2)	23.0	(7.5)	(3.6)
Total metal beverage packaging, Americas & Asia	124.8	170.3	527.3	508.8

Metal beverage packaging, Europe	29.9	39.4	222.9	182.6
Business consolidation and other activities	(2.1)	(6.0)	(8.7)	(10.6)
Total metal beverage packaging, Europe	27.8	33.4	214.2	172.0

Metal food & household products packaging	35.1	36.8	154.2	177.4
Business consolidation and other activities	(30.3)	(6.3)	(41.9)	(63.7)
Total metal food & household products packaging	4.8	30.5	112.3	113.7

Aerospace & technologies	23.5	25.1	93.6	80.1
Business consolidation and other activities	(13.9)	–	(13.9)	(0.2)
Total aerospace & technologies	9.6	25.1	79.7	79.9

Segment earnings before interest and taxes	167.0	259.3	933.5	874.4

Undistributed and corporate expenses and intercompany eliminations, net	(22.5)	(21.6)	(86.4)	(78.3)
Business consolidation and other activities	(7.2)	(0.4)	(8.5)	(0.7)
Total undistributed and corporate expenses and intercompany eliminations, net	(29.7)	(22.0)	(94.9)	(79.0)

Earnings before interest and taxes	$137.3	$237.3	$838.6	$795.4

Notes to the Condensed Financial Statements (Fourth Quarter 2014)

2. Significant Business Consolidation Activities and Other Noncomparable Items

2014

During September 2014, the company executed a lump sum buyout offer to certain terminated vested pension plan participants in its U.S. defined benefit pension plans. The offer provided participants with a one-time election to receive a lump-sum payout in full settlement of their remaining pension benefits. The company recorded a non-cash charge of $45.3 million ($28.2 million after tax) for the settlement of its pension benefit obligations in connection with this offer in the fourth quarter of 2014.

Metal Beverage Packaging, Americas and Asia

During 2014, a fire occurred at a metal beverage packaging, Americas, facility. As a result, the fourth quarter and full year included gains of $5.5 million ($3.4 million after tax) and $3.5 million ($2.2 million after tax), respectively, to reflect the difference between the net book value of the impaired assets and the net insurance proceeds. The fourth quarter and full year also included net charges of $0.7 million ($0.7 million after tax) and $1.7 million ($1.5 million after tax), respectively, related to business reorganization activities in the company’s metal beverage packaging, Asia, operations, and for ongoing costs related to previously closed facilities and other insignificant costs.

During the first quarter, the company received and recorded compensation of $5.0 million ($3.7 million after tax) for the reimbursement of severance costs incurred in connection with the company’s closure and relocation of the Shenzhen, China, manufacturing facility in 2013. Also during the first quarter, the company sold its plastic motor oil container and pail manufacturing business in China. The full year included a loss of $0.4 million ($0.9 million after tax) in connection with the sale.

Metal Beverage Packaging, Europe, and Corporate

The fourth quarter and full year included charges of $1.0 million ($0.9 million after tax) and $4.1 million ($3.8 million after tax), respectively, for headcount reductions, cost-out initiatives and the relocation of the company’s European headquarters from Germany to Switzerland, as well as additional tax expense of $1.9 million and $7.9 million, respectively, related to this relocation.

During the fourth quarter, the company recorded charges of $1.1 million ($1.0 million after tax) related to business reorganization activities in the company’s metal beverage packaging, Europe, operations. The full year also included charges of $4.8 million ($4.6 million after tax) related to the write off of previously capitalized costs associated with the company’s Lublin, Poland, facility, and for other insignificant activities.

Metal Food and Household Products Packaging

In the fourth quarter, the company recorded a provision against the balance of a long-term receivable of $16.5 million ($10.8 million after tax) as a result of the financial difficulties of a metal food and household products packaging segment customer. This provision represents the company’s estimate of the most likely potential loss of value it expects to incur as a result of the financial condition of this customer. The company’s estimate of potential loss as a result of this event may change in the future if the customer’s facts and circumstances change.

During the fourth quarter and full year, the company recorded charges of $2.6 million ($1.6 million after tax) and $6.2 million ($3.9 million after tax), respectively, related to a reduction in force to eliminate certain food can production in the Oakdale, California, facility; as well as charges related to voluntary separation programs. The fourth quarter and full year also included charges of $0.9 million ($0.6 million after tax) and $8.9 million ($5.5 million after tax), respectively, for ongoing costs related to previously closed facilities and other insignificant costs.

In January 2014, Ball completed the redemption of its outstanding 7.375 percent senior notes due in September 2019. The redemption of the bonds resulted in a first quarter charge of $33.1 million ($20.6 million after tax) for the call premium and the write off of unamortized financing costs and premiums.

2013

Metal Beverage Packaging, Americas and Asia

During July 2013, the company signed a compensation agreement with the Chinese government to vacate the Shenzhen manufacturing facility and relocate the production equipment. The full year included net income of $17.4 million ($13.1 million after tax) for closure and relocation costs.

The fourth quarter and full year also included charges of $3.4 million ($2.0 million after tax) and $20.5 million ($12.4 million after tax), respectively, related to previously announced closures and capacity reductions in the company’s Milwaukee, Wisconsin; Columbus, Ohio; and Gainesville, Florida, facilities; as well as related voluntary separation programs.

Notes to the Condensed Financial Statements (Fourth Quarter 2014)

2. Significant Business Consolidation Activities and Other Noncomparable Items (continued)

2013

Metal Beverage Packaging, Europe, and Corporate

The fourth quarter and full year included charges of $6.2 million ($5.8 million after tax) and $11.7 million ($10.1 million after tax), for headcount reductions, cost-out initiatives and the relocation of the company’s European headquarters from Germany to Switzerland, as well as additional tax expense of $2.0 million and $7.9 million, respectively, related to this relocation.

Metal Food and Household Products Packaging

In the third quarter, the company recorded an accounts receivable provision of $27.0 million ($16.4 million after tax) as a result of the financial difficulties of a significant customer. This provision represented the company’s estimate of the most likely potential loss of value it expected to incur as a result of the financial condition of this customer.

During the fourth quarter, the company announced the closure of its Danville, Illinois, steel aerosol packaging facility, which ceased operations in December 2014 and recorded charges of $4.9 million ($3.0 million after tax). In February 2013, Ball announced the closure of its Elgin, Illinois, food and household products packaging facility, which ceased production in December. The fourth quarter and full year included charges of $1.0 million ($0.9 million after tax) and $29.0 million ($18.0 million after tax), respectively, in connection with the closure.

The full year also included charges of $5.9 million ($3.6 million after tax) to migrate certain employees from a multi-employer defined benefit pension plan to a Ball-sponsored defined benefit pension plan and income of $3.5 million ($2.1 million after tax) related to the reimbursement of funds paid in 2012 to settle certain Canadian defined benefit pension liabilities.

During the second quarter, Ball issued $1 billion of 4.00 percent senior notes due in November 2023 and tendered for the redemption of $375 million of 7.125 percent senior notes originally due in September 2016. The redemption of the bonds, as well as the renegotiation of Ball’s bank credit facilities in June, resulted in a charge of $26.9 million ($16.3 million after tax) for the call premium and the write off of unamortized financing costs and discounts.

A summary of the effects of the above transactions on after-tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2014	2013	2014	2013

Net earnings attributable to Ball Corporation, as reported	$76.0	$124.5	$470.0	$406.8
Business consolidation and other activities, net of tax	42.0	2.3	62.2	66.1
Debt refinancing costs, net of tax	–	–	20.6	17.1
Discontinued operations, net of tax	–	–	–	(0.4)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$118.0	$126.8	$552.8	$489.6
Per diluted share before above transactions	$0.84	$0.86	$3.88	$3.28

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2014	2013	2014	2013

Earnings before interest and taxes, as reported	$137.3	$237.3	$838.6	$795.4
Business consolidation and other activities	62.7	(10.3)	80.5	78.8
EBIT before above transactions (Comparable EBIT)	$200.0	$227.0	$919.1	$874.2

Non-U.S. GAAP Measures–Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in this earnings release and quarterly and annual regulatory filings.